Exhibit 99.3

First Responder Products Inc. Launches New CERT Product Website at 2007 GovSec Homeland Security Conference

SCOTTSDALE, Ariz., May 9 /PRNewswire/ -- First Responder Products Inc. announced that it will be launching http://www.certproducts.com, its new website focusing on products for Community Emergency Response Teams, as part of its participation in the 2007 GovSec (Government Security Expo), U.S. Law and Ready! Conferences beginning May 9, 2007 at the Washington Convention Center in Washington, D.C. In addition to launching http://www.certproducts.com at GovSec, First Responder Products will be exhibiting a variety of products for emergency response, homeland security and law enforcement agencies. The combined conferences are the preeminent event for government security professionals, law enforcement and emergency responders at the federal, state, local and tribal level. In addition to product exposition, the conferences include training to plan for, prevent, and respond to terrorist or other attacks with explosive devices, WMDs or biological weapons. There will also be training scenarios regarding pandemic flu.

The Community Emergency Response Team (CERT) Program educates people about disaster preparedness for hazards that may impact their area and trains them in basic disaster response skills, such as fire safety, light search and rescue, team organization, and disaster medical operations. Using the training learned in the classroom and during exercises, CERT members can assist others in their neighborhood or workplace following an event when professional responders are not immediately available to help. CERT members also are encouraged to support emergency response agencies by taking a more active role in emergency preparedness projects in their community.

The CERT products website at http://www.certproducts.com provides CERT programs with emergency and preparedness products such as flashlights, hard hats, safety vests, and action response kits that include emergency products and supplies. For CERTS with larger needs, the website features portable emergency response trailers that come fully loaded with emergency and safety equipment, including first aid kits, respirators, non-perishable food, blankets, and rope.

Congress has provided funds through the Citizen Corps program to the states and territories. Grants from these funds are available to local communities to fund CERT programs. There are presently over 1100 CERT programs throughout the United States.

About First Responder Products Inc.

First Responder Products Inc. is a premiere online distributor of specialized products for public safety, homeland security, and military applications. Through its various websites the company streamlines the product procurement process by providing end users with a convenient, centralized destination to examine and purchase a wide selection of items.